Exhibit 18.1

August 28, 2020

To the Stockholders and Board of Directors
Madison Square Garden Entertainment Corp.
Two Penn Plaza
New York, New York 10121

Ladies and Gentlemen:

We have audited the consolidated balance sheet of Madison Square Garden Entertainment Corp. and subsidiaries (the “Company”) as of June 30, 2020 and the combined balance sheet (the entertainment business of Madison Square Garden Sports Corp.) as of June 30, 2019, the related consolidated and combined statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for the year ended June 30, 2020, and the combined statement of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for each of the years in the two year period ended June 30, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated and combined financial statements”), and have reported thereon under date of August 28, 2020. The aforementioned consolidated and combined financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended June 30, 2020. As stated in Note 2 to those financial statements, the Company eliminated the three month reporting lag of one of its subsidiaries and states that the newly adopted accounting principal is preferable in the circumstances because it provides investors the most current information. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

New York, New York